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                                                                   Exhibit 10.36


We would like take this opportunity to welcome to you FreeAgent.com. There are a few responsibilities that we would like to cover concerning our relationship. We have hired you as an employee to provide consulting services for assignments with one or more clients either directly or through a third party consulting firm (collectively the "Client").

Please understand that your employment at FreeAgent.com may be terminated by you or FreeAgent.com at any time, with or without cause. Any notification from the Client of your inability to perform services required and agreed upon will upon notice to you terminate our relationship and terminate all agreements, expectations, and benefits. We request that if you decide to end this relationship that you provide FreeAgent.com with a customary two-week notice.

You will work as a representative of FreeAgent.com but will not have the right to bind FreeAgent.com to any agreement with a Client or to incur any obligation on FreeAgent.com's behalf. It is necessary that any agreement you plan on entering into be signed by a FreeAgent.com officer or it will not be binding on FreeAgent.com.

You represent and warrant that: you are not subject to any restrictions which may prevent FreeAgent.com from hiring you or from assigning you to any Client; you are not under any obligation to any third party, such as a restrictive covenant or non-competition agreement, that cold interfere with your performance of your obligations as an employee of FreeAgent.com; and your performance of your obligations to the FreeAgent.com during your employment with the FreeAgent.com will not breach any agreement by which you are bound not to disclose any proprietary information, such as a non-disclosure or confidentiality agreement. Also, FreeAgent.com's present policies provide no legal support for your ventures, plans or disputes.

You are also bound by all agreements, covenants, warranties, and restrictions in the contract between FreeAgent.com and any Client to whom you are assigned to perform work. The master contracts are available for your review.

FreeAgent.com's agreement with Clients require that we guarantee confidentiality of their proprietary information, that our employees assigned to the Client will not compete with the Client, and the quality of the workmanship of our employees. These agreements may also impose other restrictions and requirements on FreeAgent.com and its employees. Such requirements may include warranties with respect to your work or the delivery of specified deliverables within a certain period of time. If you violate any of these restrictions or requirements, such as disclosing proprietary information or causing the breach of any agreements, warranties, covenants or representations contained in these agreements, you will be responsible for monetary damages, attorney fees incurred by FreeAgent.com and the Client, legal costs and other costs and expenses.

As a condition of employment with FreeAgent.com, you agree to defend, indemnify and hold FreeAgent.com harmless from and against any and all legal actions, claims, damages, costs and expenses (including, but not limited to, attorney fees, interest and court costs) resulting from or related to your performance of your obligations to FreeAgent.com or your acts or omissions causing a breach of any of FreeAgent.com's agreements with Clients.

You agree that you will not accept any assignment with a Client through FreeAgent.com or begin work at FreeAgent.com until you have: modified the terms of the contract with the Client so that it meets with your approval; and reviewed, satisfied yourself that your are able to comply with, and by accepting such assignment agree to comply with, any confidentiality, non-solicitation, and non-competition clauses in the proposed agreement with the Client.

You are required to fax timesheets to FreeAgent.com according to schedule so invoices can be sent to the Client. Payment to you is made after we receive funds from the Client and FreeAgent.com will not be held responsible in the event that the Client does not pay, underpays or overpays for your services.

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You agree to immediately pay to FreeAgent.com, upon written request by
FreeAgent.com, any overpayment made to or on your behalf.

Unless you, FreeAgent.com and the Client otherwise agree in writing, you agree that all documents deliverables software designs, disks, tapes, and any other materials ( collectively "Materials") which you create in whole or in part in the course of or related in any way to providing services to a Client shall be treated as "work made for hire" (as the term is defined in Section 101 of the Copyright Act of 1976, as amended) of FreeAgent.com and the copyright and all other ownership rights in the Materials shall be owned by FreeAgent.com for the purpose of complying with any requirement of the Client, and you shall immediately disclose to FreeAgent.com all discoveries, inventions, enhancements, developments, improvements and similar creations (collectively "Creations") you make, in whole or in part, in the course of or related in any way to providing service to FreeAgent.com or Clients. FreAgent.com shall own all rights to the Materials and Creations, including, without limitation, all copyright, trademark, service mark, and patent rights and all other intellectual property rights in, to and under the Materials and Creations (collectively the "Intellectual Property"). For good and valuable consideration, you hereby assign to FreeAgent.com all right, title and interest, throughout the world, to the Intellectual Property.

You also agree to execute, without charge, all documents and assist in all proceedings to the perfect, register or record FreeAgent.com's or its assignee's right to the Intellectual Property. In the event that you do not execute the requested document within five (5) days after they are sent to you, then you grant to the President of FreeAgent.com a power of attorney to execute all such documents on your behalf. This power is a power coupled with an interest and is irrevocable.

Also, if you have not billed any hours on a FreeAgent.com assignment for thirty
(30) days, FreeAgent.com, at its option, may terminate your employment or place you on an unpaid leave of absence. During any leave of absence you are responsible for the costs of any benefits you have elected to participate in through FreeAgent.com, except as otherwise provided by law. If you do not pay FreeAgent.com for those benefits in advance, FreeAgent.com will terminate those benefits as of the date your leave of absence began. In addition, if you have not generated gross billings of at least $10,000 in any consecutive three (3) month period or if you have failed for two (2) consecutive months to pay to FreeAgent.com any fees or other payments due from you, then in either event you shall be deemed to have resigned from your employment with FreeAgent.com at the end of the relevant period.

You understand FreeAgent.com's policies and schedule for expense reimbursement. You agree to pay any attorney fees and costs that we incur to enforce this agreement.

From gross billings you generate, FreeAgent.com will deduct the agreed upon monthly service charge, the one time initial sign-up fee, all W-2 payroll withholdings with matching employer payroll taxes, all 401K contributions, all payments for optional insurance plans, and other appropriate deductions. You understand that FreeAgent.com does not provide professional liability insurance coverage for medical doctors, attorneys, Certified Public Accountants, and certain other professionals; a list of excluded professionals is available for your review. You agree that you will not accept any assignment with a Client through FreeAgent.com or begin work at FreeAgent.com until you have a professional liability insurance policy in force with such coverage, liability limits and from an insurance carrier acceptable to FreeAgent.com and have provided FreeAgent.com with a certificate of professional liability insurance coverage for you; such certificate of insurance shall provide that the policy is not cancelable by the insurance carrier without at least thirty (30) days advance written notice given to FreeAgent.com; in addition, you shall immediately notify FreeAgent.com should you terminate the policy or should you receive notice from the insurance carrier that the policy is our will be canceled.

Very truly yours,

CHURCHILL BENEFIT CORP., d/b/a FreeAgent.com


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By:_________________________________              Date:_________________________

Above agreed to:

Employee:___________________________              Date:_________________________

Revd:    1/16/00